Exhibit 10

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

SUMITOMO LIGHT METAL

# Information on the Business Integration with Furukawa-Sky

## Background of the Business Integration

### Difficult Operating Environment Surrounding the Companies

- Intensified competition in East Asia
  - Major overseas aluminum roll companies on the offensive
  - Rise of new aluminum roll manufacturers
- Decline in demand for aluminum roll products in Japan for the following two reasons:
  - Decline in final demand due to a decrease in and aging of population
  - Decline in production-demand due to overseas transfer of users' manufacturing bases

### Business Integration Based On the "Spirit of Equality"

- Aim to improve the cost structure, secure profitability, and establish a firm position in the Japanese market ⇒ "Defensive" purposes of the Business Integration
- Enable entrance into emerging markets such as Southeast Asia and the Middle East by strengthening the revenue foundations of the company ⇒ "Proactive" purposes of the Business Integration

### Significance of the integration with Furukawa-Sky

- Similar main products, major clients, and policies = The same business strategy and values
- Almost the same major factory capacities = Easy to get synergistic effects between major factories

Selection and concentration through a shared business strategy

Become a stronger company

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## The Aim of the Integrated New Company

Major Aluminum Company with Global Competitiveness
Enhance corporate value
Progressive global developments in new growth areas and emerging markets
Cost competitiveness that enables competition in the global market
Ability to respond to customer's needs by synergistic effect of technologies / developments / quality response
Establish a structure that enables the global supply of products of the highest quality
Everyone's full participation enabling good on-site practice and improvement (Japanese style of strength)
Concentrating the collective efforts of all employees / group companies/ cooperating companies of the Companies

## Market growth

Change in global primary aluminum production volumes

(Thousand tons / month)
3,500
3,000
2,500
2,000
1,500
1,000
500
-
73
75
77
79
81
83
85
87
89
91
93
95
97
99
01
03
05
07
09
11
Production of primary aluminum is over 44 million tons, and its average growth rate in the past 10 years is 6% annually
Seizing business opportunities in markets that continue to grow

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# Effect of Business Integration

## Ranking of Aluminum Sheet Products Production

production(thousand tons/year)
3,000
2,500
2,000
1,500
1,000
500
0
TAA *2
323
Thai Plant *3
180
Ruyuan/BAL*4
43
750
After Integration
over 1million tons
Future (aim)
Major Aluminum Company With Global Competitiveness
✓ Establishment of a global supply structure
✓ Seek economies of scale
412
338
Alcoa
Novelis
UACJ
Hydro
Chinalco
Constellium
Aleris
Wise Alloy
Furukawa-Sky*1
Asia Alumi
Hindalco
Henan Wanda Aluminum
Sumitomo Light Metal Industries*1

*1. aluminum sheet products production for Furukawa-Sky and Sumitomo Light Metal Industries is on a non-consolidated basis.
*2. "TAA" refers to ARCO Aluminum Inc. (now: Tri-Arrows Aluminum Inc.), a U.S. company purchased in 2011 by the Companies that manufacture and sell rolled aluminum sheet products. TAA's production of aluminum sheet products is on a nonconsolidated basis.
*3. "Thai Plant" is an aluminum sheet rolling mill in Thailand 100% invested by Furukawa-Sky, and Furukawa-Sky announced its construction in 2011. Production of aluminum sheet products corresponds to the production in the first period and second period.
*4. "Ruyuan" refers to Ruyuan Dongyangguang Plain Foil Co., Ltd. in China, "BAL" refers to Bridgnorth Aluminum Ltd. in England. Both companies are Furukawa-Sky's equity method affiliated companies and the production of aluminum sheet products corresponds to the holding ratio.

## Concentrate the Companies' ability in technologies / development / quality response, and strengthen ability to respond to various customer needs

Furukawa-Sky
Sumitomo Light Metal Industries
Technology
Development
Quality response
Boost ability to respond to expansion of business areas and various customer needs

## Establish a network that enables the supply of products of the highest quality to the global market

Europe
China
Japan
North America
Southeast Asia

*■: Countries where manufacturing facilities of Furukawa-Sky or Sumitomo Light Metal Industries are located

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# Overview of the Business Integration

| | |
|---|---|
| Trade Name | UACJ Corporation |
| Location of Head Office | Tokyo Sankei Building, 1-7-2 Otemachi, Chiyoda-ku, Tokyo |
| Effective Date of the Merger (Integration Date) | October 1, 2013 (Scheduled) |
| Form of Integration | "Equal" Business Integration – by merger with Furukawa-Sky as the surviving company on procedural reasons |
| Merger Ratio | Furukawa-Sky＝1<br>Sumitomo Light Metal Industries＝0.346<br>(For each share of Sumitomo Light Metal Industries, 0.346 shares of Furukawa-Sky will be allotted.) |
| Representative | Chairman and Co-CEO: Shigenori Yamauchi (current President of Sumitomo Light Metal Industries)<br>President and Co-CEO: Mitsuru Okada (current President of Furukawa-Sky)<br>* Adopting a Co-CEO structure for a certain period of time, to aim for early integration |

Change in the profit and loss of the Companies (Units: Millions of yen)

| | The Company | | | Furukawa-Sky | | |
|---|---|---|---|---|---|---|
| | March 2011 | March 2012 | March 2013 | March 2011 | March 2012 | March 2013 |
| Consolidated Sales | 259,476 | 258,926 | 252,783 | 207,223 | 193,972 | 183,702 |
| Consolidated Operating Income | 15,595 | 12,349 | 9,730 | 12,338 | 6,360 | 5,339 |
| Consolidated Ordinary Income | 11,466 | 10,184 | 8,787 | 11,680 | 6,411 | 5,819 |
| Consolidated Net Income for the Period | 7,189 | 8,298 | 1,510 | 11,968 | 3,540 | 3,146 |
| Consolidated Net Assets | 35,267 | 53,261 | 60,867 | 69,907 | 71,179 | 77,299 |
| Consolidated Interest-Bearing Debt | 165,177 | 154,598 | 144,552 | 76,858 | 70,727 | 70,766 |

# Request to exercise voting rights

You can exercise your voting rights using either of the following two methods. For details of each proposal, please see the "Convocation Notice of Annual Shareholders' Meeting".

① Attendance at the Annual Shareholders Meeting

Please bring the voting form, which is enclosed with the Convocation Notice of Annual Shareholders' Meeting, and submit it to the reception desk.

② Sending the voting form by post

After filling in the voting form to vote either for or against each proposal, please post it so that it arrives by 5:30 PM on June 26.

Inquiries: General Affairs Department, Sumitomo Light Metal Industries TEL: 03-3436-9753

The purpose of this document is to request shareholders to attend the Company's shareholders meeting or exercise their voting rights; however, this document is not, and shall not be, construed as solicitation to have the Company or a third party exercise voting rights by proxy.

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